EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HAMILTON LANE INCORPORATED

Hamilton Lane Incorporated, a Delaware corporation (the “Corporation”), does hereby amend and restate its Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law as set forth below:

1.    The name of the Corporation is “Hamilton Lane Incorporated.” The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of the State of Delaware was December 31, 2007 under the name “Hamilton Lane Incorporated.”

2.    The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I NAME
The name of the Corporation is Hamilton Lane Incorporated (the “Corporation”).

ARTICLE II AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE III PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV AUTHORIZED STOCK
1.    Total Authorized. The total number of shares of all classes of capital stock that the Corporation has authority to issue is [•] ([•]) shares, consisting of: [•] ([•]) shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), [•] ([•]) shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and [•] ([•]) shares of Preferred Stock, $0.001 par value per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Class A Common Stock or Class B

Common Stock, as applicable, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
2.    Designation of Additional Shares.
2.1    Certificate of Designation. The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide by resolution or resolutions from time to time for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the General Corporation Law (a “Certificate of Designation”), to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of each such series, and, unless otherwise provided in any such resolution or resolutions, to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of this Certificate of Incorporation (including any Certificate of Designation).
2.2    Seniority. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation), the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be senior to, junior to or pari passu with any other series of Preferred Stock to the extent permitted by law.
3.    Rights of Class A Common Stock and Class B Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in this Section 3.
3.1    Voting Rights.
(a)    Except as otherwise expressly provided herein or as required by the General Corporation Law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the General Corporation Law, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally, and until a Sunset Event (as defined below) has occurred, each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. From and after a Sunset Event, each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally.
(b)    A “Sunset Event” shall be the first to occur of the following: (i) Hartley R. Rogers, Mario L. Giannini and their respective Permitted Transferees (as defined in the HLA LLC Agreement (as defined below)) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined assuming that each outstanding Class B Unit (as defined below) and Class C Unit (as defined below) were exchanged for Class A Common Stock in accordance with the terms and conditions of either (i) the Exchange Agreement (as defined below) or (ii) the HLA LLC Agreement); (ii) Mr. Rogers and Mr. Giannini have both voluntarily terminated their employment with Hamilton Lane Advisors, L.L.C., a Pennsylvania limited liability company (“HLA”); or (iii) Mr. Rogers, Mr. Giannini, their respective Permitted Transferees, and employees of the Corporation and its subsidiaries cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the total voting power of the Corporation; provided: (A) death, disability, incapacity or retirement shall not be considered a voluntary termination for purposes of this Section 3.1(b); and (B) if either Mr. Rogers or Mr. Giannini has voluntarily terminated his employment with HLA, then neither his nor his Permitted Transferees’ holdings shall be counted toward satisfying the threshold in clause (iii).
(c)    Unless otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the General Corporation Law.
3.2    Dividend Rights. Subject to the preferential dividend or other rights of any holders of Preferred Stock, dividends and distributions may be declared by the Board of Directors and paid on or made in respect of the Class A Common Stock from funds lawfully available therefor as and when determined by the Board of Directors in its sole discretion.
3.3    Liquidation Rights. Subject to the preferential liquidation or other rights of any holders of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably in the distribution of all assets of the Corporation available for distribution, but the distribution to the holders of Class B Common Stock, as such, shall be limited to the aggregate par value of such holder’s Class B Common stock.
3.4    Redemption. The Common Stock is not redeemable.
3.5    Exchange.
(a)    HLA has issued interests designated as “Class B Units” (each, a “Class B Unit”) and “Class C Units” (each, a “Class C Unit”) pursuant to the terms and subject to the conditions of its Fourth Amended and Restated Limited Liability Company Agreement

(the “HLA LLC Agreement”). Each holder of Class B Units is referred to herein as a “Class B Holder” and each holder of Class C Units is referred to herein as a “Class C Holder.”
(b)    Pursuant to an Exchange Agreement by and among the Corporation, HLA, the Class B Holders and the Class C Holders (the “Exchange Agreement”), each Class B Holder has the right to exchange a Class B Unit, together with one share of Class B Common Stock, for one fully paid and nonassessable share of Class A Common Stock (or the cash equivalent) on and subject to the terms and conditions set forth hereunder and in the HLA LLC Agreement and the Exchange Agreement. Simultaneously with the issuance of Class A Common Stock to a Class B Holder as contemplated by the preceding sentence, the Corporation shall cancel each share of Class B Common Stock tendered in exchange for payment in cash of the par value of such cancelled share.
(c)    Pursuant to the Exchange Agreement, each Class C Holder has the right to exchange a Class C Unit for one fully paid and nonassessable share of Class A Common Stock (or the cash equivalent) on and subject to the terms and conditions set forth hereunder and in the HLA LLC Agreement and the Exchange Agreement.
3.6    Conversion; Retirement. Under certain circumstances set forth in the HLA LLC Agreement, a Class B Unit may be converted into a Class C Unit. Upon notice from HLA of such a conversion, the Corporation shall cancel the number of shares of Class B Common Stock registered in the name of the applicable holder that is equal to the number of Class B Units so converted in exchange for payment in cash to such holder of the aggregate par value of such cancelled shares. If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.
3.7    No Further Issuances of Class B Common Stock. Except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Certificate of Incorporation, the Corporation shall not at any time after the filing and effectiveness of this Certificate of Incorporation issue any additional shares of Class B Common Stock.
3.8    Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Units and Class C Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B Units and Class C Units for Class A Common Stock.
3.9    Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 3 of this ARTICLE IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the General Corporation Law, this Certificate of Incorporation or the

Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).
4.    Reclassifications, Mergers and other Transactions.
4.1    Proportional Treatment. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. In either case, the Corporation shall cause HLA to make corresponding changes to the Class A Units, Class B Units and Class C Units to give effect to such subdivision, combination or reclassification.
4.2    Maintenance.
(a)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Hamilton Lane Incorporated 2017 Equity Incentive Plan (the “Incentive Plan”), and any other equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock and (iii) shares of Class A Common Stock that relate to Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock. The shares of Class A Common Stock referred to in clauses (i) through (iii) of the foregoing sentence are referred to herein as the “Excluded Class A Common Stock.”
(b)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Units owned by all Class B Holders and the number of outstanding shares of Class B Common Stock owned by all Class B Holders.
(c)    The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Class A Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Excluded Class A Common Stock.

(d)    The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Class B Unit and Class C Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted. This Section 4.2(d) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (i) the holders of a majority of the Class A Common Stock and Class C Units, voting together as if such Class C Units were fully exchanged for Class A Common Stock, and (ii) the holders of a majority of the Class B Common Stock, each of (i) and (ii) voting as separate classes.
ARTICLE V MATTERS RELATING TO THE BOARD OF DIRECTORS
1.    Director Powers. Except as otherwise provided by this Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.    Number of Directors. The total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be fixed from time to time exclusively by resolution adopted by the Board of Directors.
3.    Removal; Vacancies. Any director may be removed from office with or without cause by the affirmative vote of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, voting together as a single class. Except as otherwise provided in this Certificate of Incorporation, vacancies occurring on the Board of Directors, whether by death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by stockholders, provided that prior to a Sunset Event, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote or consent of the holders of a majority of the voting power of the Common Stock entitled to vote in connection with the election of the directors of the Corporation. A person elected to fill a vacancy or newly created directorship shall hold office until the next election at which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification.
4.    Vote by Ballot. Election of directors need not be by written ballot unless otherwise provided in the Bylaws.
ARTICLE VI LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
1.    Limitation of Liability. To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2.    Indemnification; Advancement of Expenses. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to provide for the indemnification of current and former directors, officers, employees and agents of the Corporation, and of any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and to advance expenses (including attorneys’ fees) incurred by any such person, to the fullest extent permitted by law. Any right to indemnification or advancement of expenses provided by, or granted pursuant to, the General Corporation Law and this Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
3.    Vested Rights. Neither any amendment nor repeal of this ARTICLE VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VI, shall eliminate, adversely affect or reduce the effect of this ARTICLE VI in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this ARTICLE VI, would accrue or arise) prior to such amendment or repeal or adoption of such an inconsistent provision.
ARTICLE VII MATTERS RELATING TO STOCKHOLDERS
1.    Action by Written Consent of Stockholders. So long as the Class B Common Stock represents a majority of the voting power of the outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. At such time that the Class B Common Stock ceases to represent a majority of the voting power of the outstanding Common Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent of stockholders in lieu of a meeting.
2.    Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by a majority of the Whole Board or the Chairman of the Board, and may not be called by any other person or persons. Business transacted at special meetings of stockholders will be confined to the purpose or purposes stated in the notice of meeting.
3.    Advance Notice of Stockholder Nominations and Proposals. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation will be given in the manner provided in the Bylaws.
4.    Business Combinations with Interested Stockholders. The Corporation hereby expressly states that it shall not be bound or governed by, or otherwise subject to, Section 203 of the General Corporation Law.
ARTICLE VIII CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or holding or otherwise acquiring any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this ARTICLE VIII.

ARTICLE IX AMENDMENT OF BYLAWS
The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board.

ARTICLE X AMENDMENT OF CERTIFICATE OF INCORPORATION
To the fullest extent permitted by law, if any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.
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WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [__] day of [____], 2017.

HAMILTON LANE INCORPORATED

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